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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]          Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]          Definitive Information Statement


                                    IMP, Inc.
             -------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

       [X]    No fee required

       [ ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and
              0-11

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.: Schedule 14C


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       (3)    Filing Party: IMP, Inc.

       (4)    Date Filed: August 21, 2001


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                                    IMP, Inc.
                             2830 North First Street
                           San Jose, California 95134

                                                                August 21, 2001

                              INFORMATION STATEMENT

       This Information Statement is being mailed to the stockholders of IMP, Inc., a Delaware corporation (the "Company"), commencing on or about in connection with the previous approval of the corporate action referred to below by the majority stockholder of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the corporate action before it takes effect. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on
          . WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  ACTIONS TAKEN

       On March 12, 2001, the Board of Directors of the Company approved, subject to stockholder approval, the Amended and Restated IMP, Inc. 2000 Stock Option Plan (the "Restated Plan"). Also on March 12, 2001, Teamasia Mauritius, a Mauritius corporation and the Company's majority stockholder ("Teamasia"), executed a written consent approving the Restated Plan.

       On June 21, 2001, the Board of Directors of the Company approved, subject to stockholder approval, a Stock Purchase Agreement (the "Stock Purchase Agreement"), to be entered into by and between the Company and Subba Mok LLC, a Delaware limited liability company (the "New Investor"). On July 3, 2001, Teamasia executed a written consent approving the Stock Purchase Agreement.


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       On June 21, 2001, the Board of Directors of the Company approved, subject to stockholder approval, the Restated Certificate of Incorporation of the Company (the "Restated Certificate"). On July 3, 2001, Teamasia executed a written consent approving the Restated Certificate.

       On each of March 12, 2001 and July 3, 2001, Teamasia held 5,464,408 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, representing approximately 61% of the outstanding Common Stock on each such date. As a result, each of (i) the Restated Plan, (ii) the Stock Purchase Agreement and (iii) the Restated Certificate was approved by a majority of the shares of Common Stock as required by law, and no further votes will be needed. The written consents executed by Teamasia will take effect 20 days after the mailing of this information statement.


              AMENDED AND RESTATED IMP, INC. 2000 STOCK OPTION PLAN

       The IMP, Inc. 2000 Option Plan (the "Original Plan") was adopted by the Board of Directors on January 7, 2000 and approved by the Company's stockholders at the Annual Meeting of stockholders held on June 14, 2000. The Restated Plan is substantially similar to the Original Plan, provided that the number of shares of Common Stock issuable thereunder has been increased from 1,000,000 to 3,500,000, in each case without giving effect to the 1-for-5 reverse stock split contemplated by the Restated Certificate. The purpose of the Restated Plan is to attract and retain the services of key individuals essential to the Company's long-term growth and success.

       The following is a summary of the principal features of the Restated Plan, together with the applicable tax and accounting implications for the Company and the participants. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.

Structure

       The Restated Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers and directors) and key consultants in the service of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company. Under the Automatic Option Grant Program, non-employee Board members will receive a series of option grants over their period of continued service on the Board.

Administration

       The Compensation Committee of the Board of Directors administers the provisions of Discretionary Option Grant Program with respect to all officers and directors of the Company subject to the short-swing trading restrictions of the federal securities laws. With respect to all other participants, the Discretionary Option Grant Program may be administered by either the Compensation Committee or a committee of one or more Board members appointed by the Board of Directors or by the entire Board of Directors itself. Currently, the Compensation Committee administers the Discretionary Option Grant Program with respect to all participants. The Compensation Committee is referred to in this summary as the "Plan Administrator" with respect to its administrative functions under the Discretionary Option Grant Program.


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       The Plan Administrator will have full authority to determine the eligible individuals who are to receive option grants, the time or times when the option grants are to be made, the number of shares of Common Stock subject to each such grant, the date or dates on which the option is to become exercisable, and the maximum term for which the option is to be outstanding. The Plan Administrator will also have the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws or a nonstatutory option.
In addition, the Plan Administrator will have full authority to accelerate the exercisability of one or more outstanding options at any time upon such terms and conditions as it deems appropriate.

       Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Plan Administrator will not have any discretionary authority with respect to those option grants.

Share Reserve

       A total of 3,500,000 shares of Common Stock, without giving effect to the 1-for-5 reverse stock split contemplated by the Restated Certificate, have been reserved for issuance over the term of the Restated Plan. In no event may any one participant in the Restated Plan be granted stock options or separately exercisable stock appreciation rights for more than 1,000,000 shares in the aggregate, without giving effect to the 1-for-5 reverse stock split contemplated by the Restated Certificate.

       Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Restated Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Restated Plan will not be available for subsequent issuance.

Eligibility

       Officers and other key employees of the Company and its parent or subsidiary corporations (whether now existing or subsequently established), key consultants in the service of the Company or such parent or subsidiary corporations and non-employee Board members (other than those serving on the Compensation Committee) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee Board members (including those serving on the Compensation Committee) will also participate in the Automatic Option Grant Program.

Price and Exercisability

       The exercise price of shares issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value per share of Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. If the granted option is intended to be an incentive stock option under the Federal tax laws, the option price must not be less than 100% of the fair market value per share of Common Stock on the grant date. Options issued under the Discretionary Option Grant Program generally become exercisable in a series of installments over the optionee's period of service with the Company.


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       The option price is payable in cash or in shares of Common Stock.
Outstanding options may also be exercised through a cashless exercise procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years.

       No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for those shares. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee's death and, during the optionee's lifetime, the option may be exercised only by the optionee.

Valuation

       For purposes of establishing the option price and for all other valuation purposes under the Restated Plan, the fair market value per share of Common Stock on any relevant date will not be less than the closing selling price per share on such date on the Nasdaq Small Cap Market. On August 14, 2001, the fair market value per share of Common Stock was $0.25 on the basis of the closing selling price on that date.

Termination of Service

       All options granted under the Discretionary Option Grant Program must be exercised within twelve months (or such shorter period as the Plan Administrator may establish at the time of grant) after the optionee ceases for any reason to be in the employ or service of the Company or its parent or subsidiary corporations.




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Corporate Transaction

              Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction (as defined below), unless (i) that option is assumed by the successor corporation (or its parent corporation) or replaced with a comparable option to purchase shares of stock of the successor corporation (or its parent corporation) or (ii) the acceleration of such option is precluded by other limitations imposed by the Plan Administrator at the time of grant. A Corporate Transaction includes one or more of the following transactions:

       a. a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

       b. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

       c. any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

       Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate, except to the extent assumed by the successor corporation (or its parent company).


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Cancellation and New Grant of Options

       The Plan Administrator has the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but having an exercise price per share not less than 85% of the fair market value per share of Common Stock on the new grant date (or 100% of fair market value if the new option is to be an incentive stock option).

Automatic Option Grant Program

       Under the Automatic Option Grant Program, option grants will be made to current or future non-employee Board members. Each option grant under the Automatic Option Grant Program is subject to the following terms and conditions:

       - The option price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option is to have a maximum term of ten years measured from the grant date.


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       -      Each automatic option grant will become exercisable for the option shares six months after the grant date, provided the optionee continues as a member of the Board.

       - Shares purchased under the automatic option grant will be subject to repurchase by the Company, at the option price paid per share, in the event the optionee should cease to be a Board member prior to vesting in those shares. The option shares will vest in a series of over the optionee's period of Board service as follows:
              25% of the option shares will vest upon optionee's completion of one year of Board service measured from the automatic grant date, and the balance of the option shares will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of Board service thereafter. Full and immediate vesting of the option shares will occur upon the optionee's death or disability while a Board member.

       - Each automatic option will remain exercisable for a six-month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while serving as a Board member or during the six-month period following his or her cessation of Board service, then such option will remain exercisable for a 12-month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of his or her cessation of Board service.

       - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction. Immediately following the consummation of the Corporate Transaction, the option will terminate, except to the extent assumed by the successor corporation (or its parent company).

       - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Change in Control. A Change in Control will be deemed to occur under the Restated Plan in the event (a) any person or related group of persons (other than the Company or any affiliate) acquires beneficial ownership of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept or (b) there is a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who are either (i) Board members who have served continuously during such period (continuing Board members) or (ii) Board members who were elected or nominated during such period by continuing Board members.


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       -      Each automatic option in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Take-Over, and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of
              (A) the Take-Over Price of the shares of Common Stock at the time subject to the canceled option (whether or not the option is otherwise at the time exercisable for such shares) over (B) the aggregate exercise price payable for such shares.

       - No automatic option will be granted if the Board member receives an automatic grant under another of the Company's option plans.

       - The remaining terms and conditions of the option grants under the Automatic Option Grant Program will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

Excess Grants

       The Restated Plan permits the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Restated Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the Restated Plan.

Changes in Capitalization

       In the event any change is made to the Common Stock issuable under the Restated Plan by reason of (a) a Corporate Transaction or (b) any stock split, stock dividend, combination of shares, recapitalization or other similar change in the corporate structure of the Company effected without receipt of consideration, then unless such change results in the termination of all outstanding options pursuant to the Corporate Transaction provisions of the Restated Plan, appropriate adjustments will be made to (i) the maximum number and/or class of securities available for issuance under the Restated Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the Restated Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option under the Discretionary Option Grant Program, (iv) the number and/or class of securities per non-employee Board member for which automatic option grants are subsequently to be made under the Automatic Option Grant Program, and (v) the number and/or class of securities and price per share of the Common Stock in effect under each automatic grant outstanding under the Automatic Option Grant Program. The purpose of such adjustments to the outstanding options is to preclude the enlargement or dilution of rights and benefits under such options.



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Amendment and Termination of the Restated Plan

       The Board may amend or modify the Restated Plan in any or all respects whatsoever. However, the Board will not, without stockholder approval; increase the maximum number of shares available for issuance under the Restated Plan except in the event of certain changes to the Company's capitalization, and certain other amendments may require stockholder approval pursuant to applicable laws or regulations.

       The Board may terminate the Restated Plan at any time, but in all events the Restated Plan will terminate upon the earlier of March 12, 2011 or the date all shares available for issuance under the Restated Plan are issued or canceled pursuant to the exercise or surrender of options granted under the Restated Plan. Any options outstanding at the time of the termination of the Restated Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

Federal Income Tax Consequences

       Options granted under the Restated Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

       Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

       If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

       Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.


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       If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

       The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Deductibility of Executive Compensation

       The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Accounting Treatment

              Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a deferred compensation expense equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be recognized by the Company over the vesting period of the options. Option grants or stock issuances at or above 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, on a pro-forma basis in the Notes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options determined using a fair-value method. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.


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              Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights may be recognized as a compensation expense.

                            STOCK PURCHASE AGREEMENT

       On May 10, 2001, the Company entered into a Memorandum of Understanding Relating to Common Stock Issuance and Related Transactions (the "Investment MOU") with the New Investor. The Company filed a copy of the Investment MOU as
Exhibit 99.1 to its report on Form 8-K dated May 15, 2001.

       On June, 21, 2001, the Company's Board of Directors approved, subject to stockholder approval, the Stock Purchase Agreement. On July 3, 2001, Teamasia executed written consent approving the Stock Purchase Agreement. Pursuant to the Investment MOU and the Stock Purchase Agreement, the Company will issue to the New Investor an aggregate of 27,411,420 unregistered shares of Common Stock for a purchase price of $6.0 million, or approximately $0.22 per share, in a private placement. Members of the New Investor include Subba Rao Pinamaneni, the Company's Chairman of the Board, Sugriva Reddy, the Company's Chief Executive Officer, John Chu, the Company's Vice President and General Manager--Standard Products, Moiz Khambaty, the Company's Vice President--Technology, Tarsaim Batra--the Company's Chief Operating Officer and Vice President--Manufacturing, K.Y. Mok, Dilip Kumor V. Lakhi and Sam Lee. As of the date of this Information Statement, the New Investor had advanced the $6.0 million purchase price to the Company, which the Company is using for working capital and other general corporate purposes.

       Also on May 10, 2001 and in connection with entering into the Investment MOU, the Company entered into a Memorandum of Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transactions (the "Amendment MOU") with Teamasia and one of its affiliates (together, the "Teamasia Group"). The Company filed a copy of the Amendment MOU as Exhibit
99.2 to its report on Form 8-K dated May 15, 2001. Pursuant to the Amendment MOU, the terms of $3.5 million of convertible debentures held by the Teamasia Group, which otherwise would have become due and payable in May and June 2001, were amended as follows: (1) the maturity date was extended for one year;
(2) interest will accrue at the prime rate and be payable on the maturity date; and (3) the conversion rate was reduced from $1.75 to $0.69, the closing price of the Company's Common Stock on May 10, 2001. The Amendment MOU also provides that (i) the Company will issue a warrant to the Teamasia Group to purchase approximately 1.6 million shares of Common Stock at an exercise price of $0.22 per share and (ii) the Teamasia Group will continue to be entitled to nominate one director for election to the Company's Board of Directors for so long as the Teamasia Group continues to own at least five percent of the outstanding Common Stock.

Change In Control


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       Upon completion of the transactions contemplated by the Investment MOU and the Amendment MOU, the New Investor will own approximately 72% of the Common Stock, without giving effect to the exercise of outstanding options held by employees or the conversion of the outstanding convertible debentures. As a result, these transactions will constitute a change in control of the Company and will dilute the equity interests of other holders of Common Stock.

       The foregoing is a summary of the principal features of the Stock Purchase Agreement and related transactions. Any stockholder of the company who wishes to obtain a copy of the Investment MOU, the Amendment MOU or the Stock Purchase Agreement may do so upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.

                              RESTATED CERTIFICATE

       Pursuant to the Restated Certificate, the Company will be authorized to issue 21,000,000 shares of capital stock, of which 20,000,000 shall be Common Stock and 1,000,000 of which shall be Preferred Stock. The Restated Certificate will effect a 1-for-5 reverse stock split of the Common Stock (the "Reverse Split") outstanding as of the close of business in Delaware on the record date. Each share of Common Stock outstanding on the record date will be converted and reconstituted into 1/5 of one share of Common Stock. Any fractional number of shares remaining after applying the Reverse Split to each certificate representing shares of Common Stock then held by any holder will be redeemed at a purchase price equal to the closing bid price of the Common Stock on the record date. Shares of Common Stock that were outstanding prior to the Reverse Split, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

       The Company has determined to effect the Reverse Split to satisfy the continuing listing requirements of Nasdaq. Nasdaq has notified the Company that its stock price quoted on Nasdaq had fallen below the $1.00 per share minimum required for listing on the Nasdaq trading system.

       The foregoing is a summary of the principal features of the Restated Certificate. Any stockholder of the company who wishes to obtain a copy of the Restated Certificate may do so upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.

                     STOCKHOLDER APPROVAL PREVIOUSLY GRANTED

Restated Plan

       As of March 12, 2001, the Company had approximately 8,953,706 issued and outstanding shares of Common Stock, each of which is entitled to one vote on any matter brought to a vote of the Company's stockholders. On that date, Teamasia owned 5,464,408 shares of Common Stock. Teamasia's share ownership represented approximately 61% of all issued and outstanding shares of the Company's voting stock. By written consent in lieu of a meeting, dated March 12, 2001, Teamasia approved the adoption of the Restated Plan. Such action by written consent was sufficient to satisfy the requirements for approval of the Restated Plan under the


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Delaware General Corporation Law. Accordingly, the stockholders will not be asked to take further action on this corporate action at any future meeting. However, since stockholder approval was obtained by written consent rather than at a stockholders' meeting, the Exchange Act will not permit the action to become effective until the expiration of 20 calendar days from the date this Information Statement is being mailed to stockholders. Upon expiration of such 20-day period, the actions will become effective automatically.

Investment MOU and New Investor Stock Purchase Agreement

       Stockholder approval of the Stock Purchase Agreement is not required by the General Corporation Law of Delaware, the Company's Certificate of Incorporation or the Company's Bylaws. Stockholder approval is required under the Nasdaq rules, however, because the number of shares of Common Stock to be issued by the Company to the New Investor pursuant to the Stock Purchase Agreement represents more than 19.9% of the outstanding Common Stock. Accordingly, by written consent in lieu of a meeting, dated as of July 3, 2001, Teamasia approved the Stock Purchase Agreement and the transactions contemplated thereby. As of that date, Teamasia owned 5,464,408 shares of Common Stock, representing approximately 61% of the issued and outstanding shares of Common Stock. Such action by written consent was sufficient to satisfy the requirements for approval of the Stock Purchase Agreement under the Nasdaq rules. Therefore, the stockholders will not be asked to take further action on this corporate action at any future meeting. However, since stockholder approval was obtained by written consent rather than at a stockholders' meeting, the Exchange Act will not permit the action to become effective until the expiration of 20 calendar days from the date this Information Statement is being mailed to stockholders. Upon expiration of such 20-day period, the actions will become effective automatically.

Restated Certificate

       By written consent in lieu of a meeting, dated as of July 3, 2001, Teamasia approved the adoption of the Restated Certificate. Such action by written consent was sufficient to satisfy the requirements for approval of the Restated Certificate under the Delaware General Corporation Law. Accordingly, the stockholders will not be asked to take further action on this corporate action at any future meeting. However, since stockholder approval was obtained by written consent rather than at a stockholders' meeting, the Exchange Act will not permit the action to become effective until the expiration of 20 calendar days from the date this Information Statement is being mailed to stockholders. Upon expiration of such 20-day period, the actions will become effective automatically.

                              NO DISSENTERS RIGHTS

       The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the action described herein or to receive an agreed or judicially appraised value for their shares of Common Stock.

                           INTEREST OF CERTAIN PERSONS

       The non-employee directors and executive officers of the Company may be deemed to have a substantial interest in the approval of the Restated Plan because they may be granted options to purchase shares of Common Stock pursuant to the provisions of the Restated Plan. Non-employee directors will receive formula grants pursuant to the Restated Plan's Automatic Option Grant Program.

       Subba Rao Pinamaneni, Sugriva Reddy, John Chu, Moiz Khambaty, Tarsaim Batra, K.Y. Mok, Dilip Kumor V. Lakhi and Sam Lee may be deemed to have a substantial interest in the approval of the Stock Purchase Agreement and the transactions contemplated therein because they are members of Subba Mok LLC, the New Investor. Subba Rao Pinamaneni, as Managing Director and a stockholder of Teamasia, and Sugriva Reddy, as Vice President of Teamasia, are also affiliates of Teamasia. Marcus Thompson is the Chief Investment Officer of HSBC Private Equity (Asia) Limited, an affiliate of Teamasia.

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information known to the Company regarding the ownership of the Common Stock as of March 31, 2001 for (a) each director, (b) all persons who are beneficial owners of five percent or more of the Common Stock, (c) the Company's Chief Executive Officer and the four other most highly-compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries (the "Named Executive Officers") and (d) all current directors and officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws, where applicable.

                                                                       Percent of Total
      Name                                    Number of Shares         Shares Outstanding (1)
--------------------------------              ----------------         ----------------------
Teamasia Semiconductors PTE Ltd.                  671,173                       61%
Sugriva Reddy                                          --                       *
Brad Whitney (2)                                    1,000                       *
Ralph Brandi                                           --                       *
A S T Rajan                                            --                       *
Marcus Thompson                                        --                       *
Moiz Khambaty                                       7,167                       *
Tarsaim Batra                                       9,499                       *
John Chu                                               --                       *
Subbarao Pinamaneni (3)                                --                       *

All current directors and
officers as a group                                17,666                       *


(1) Percentage of beneficial ownership is calculated assuming 8,953,706 shares of Common Stock were outstanding on March 31, 2001. This percentage may include Common Stock which such individual or entity has the right to acquire beneficial ownership of within 60 days of March 31, 2001, including but not limited to the exercise of an option, provided, however, that such shares are not deemed outstanding for the purpose of computing the percentage ownership owned by any other person. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Exchange Act.

(2) As of July 18, 2000, Mr. Whitney is no longer an officer of the Company. Shares beneficially owned by Mr. Whitney are in the name of Brad and Gail Whitney.

(3) Mr. Pinamaneni is a Managing Director and stockholder of Teamasia Pte Ltd. Mr. Pinamaneni disclaims beneficial ownership of the Company's Common Stock owned by Teamasia Semiconductors PTE Ltd. (except to extent of his beneficial ownership therein).

Summary Compensation Table

       The following table provides certain summary information concerning the compensation earned by the Named Executive Officers during each of the last three years.

                                                                      Long Term
                                                                     Securities                            Other
                                                      Salary      Underlying Bonus       Other         Compensation
        Name and Position                 Year        ($) (1)            ($)            Options           ($) (2)
--------------------------------------   ------       -------     ----------------     ---------       ------------
Subbarao Pinamaneni,                      2001        200,000(3)          --                --                 --
Chairman                                  2000             --             --                --                 --
                                          1999             --             --                --                 --

Sugriva Reddy, Acting President,          2001        $51,682             --                --                 --
Chief Executive Officer and Director      2000         80,733             --                --                 --
                                          1999             --             --                --                 --

Brad Whitney, former President and        2001             --             --                --                 --
Chief Executive Officer                   2000        112,000             --                --                 --
                                          1999             --             --                --                 --

Tarsaim Batra, Vice President,            2001         51,386             --                --              3,000
Manufacturing and Chief Operating         2000        144,942             --            30,000              6,984
Officer                                   1999        132,126             --                --              6,636

Moiz Khambaty, Vice President,            2001         45,267             --                --                 --
Technology                                2000        147,490             --            25,000              9,320
                                          1999        146,480             --                --              9,192

Ron Laugesen, Vice President,             2001         34,849             --                --                 --
Product Engineering                       2000        135,291             --            20,000              3,984
                                          1999        137,388             --                --              3,636

John Chu, Vice President, Design          2001         49,259             --                --                 --
Engineering                               2000             --             --                --                 --
                                          1999             --             --                --                 --

(1) Salary includes amounts deferred pursuant to the Company's 401(k) plan. The amounts shown under the Bonus column include cash bonuses earned for the indicated fiscal years.

(2) Includes the premium paid on behalf of each executive officer for supplemental life insurance plus any other amount as indicated for each individual.



Stock Option Grants in Fiscal Year ending March 31, 2001

        The following tables show, for the fiscal year ending March 31, 2001, information regarding options granted to the Named Executive Officers.

        The exercise price of the option granted to John Chu was equal to the fair value of the Company's Common Stock as valued by the Board of Directors on the date of grant.

        The potential realizable value is calculated based on the 10 year term of the option at the time of grant. Stock price appreciation of 5 percent and 10 percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of the Company's stock price performance. The potential realizable values at 5 percent and 10 percent appreciation are calculated by:

        - multiplying the number of shares of Common Stock subject to a given option by the exercise price per share;

        - assuming that the aggregate stock value derived from that calculation compounds at the annual 5 percent or 10 percent rate shown in the table until the expiration of the options; and

        -    subtracting from that result the aggregate option exercise price.

        The shares listed in the following table under "Number of Securities Underlying Options Granted" vest at the rate of 25% annually, and the option granted to John Chu has a 10 year term, subject to earlier termination if the optionee's service with the Company ceases.

        Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year" are based on options for the purchase of 2,158,927 shares of the Company's Common Stock granted to our employees during the fiscal year ending March 31, 2001.

                                                                                                      Potential Realizable Value At
                                                                                                         Assumed Annual Rates Of
                                                                                                       Stock Price Appreciation For
                                            Individual Grants                                                    Option Term
                             --------------------------------------------------                       -----------------------------
                                                 Percent of
                              Number of             Total
                              Securities          Options
                              Underlying         Granted To         Exercise Of
                               Options          Employees In        Base Price
            Name              Granted (#)       Fiscal Year          ($/share)      Expiration Date        5%($)           10%($)
            ----             ------------       ------------        -----------     ---------------   -------------    ------------
Subbarao Pinamaneni                --                 --                 --                --               --              --
Sugriva Reddy                      --                 --                 --                --               --              --
Taraim Batra                       --                 --                 --                --               --              --
Moiz Khambaty                      --                 --                 --                --               --              --
Ron Laugesen                       --                 --                 --                --               --              --
John Chu                        300,000              13.9%             $1.96         March 14, 2011     $369,790.04     $937,120.57

Option Exercises and Holdings

        No Named Executive Officer exercised any stock options during the fiscal year ending March 31, 2001.

       This Section is not "Soliciting Material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

       Only one Information Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered and provide instructions as to how a stockholder can notify the Company that the stockholder wishes to receive a separate copy of an Information Statement. A stockholder can request a separate copy of the Information Statement by telephoning the Company at (408) 432-9100 or by sending a written request to IMP, Inc., ATTN: Investor Relations, 2830 North First Street, San Jose, CA 95134. A stockholder can also request to receive a separate annual report or proxy statement, as applicable, in the future, or, alternatively, request delivery of a single copy of annual reports or information statements if stockholders sharing an address are receiving multiple copies of annual reports or information statements.

       Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

                                      IMP, Inc.



Date: August 21, 2001                 By:    /s/ Subba Rao Pinamaneni
                                         ---------------------------------------
                                      Name:   Subba Rao Pinamaneni
                                      Title:  Chairman of the Board of Directors